PRICING SUPPLEMENT NO. 2, DATED MARCH 26, 1997          RULE 424(b)(3)
                                                        FILE NO. 33-55953

(TO PROSPECTUS DATED MAY 24, 1995 AND
 PROSPECTUS SUPPLEMENT DATED JUNE 27, 1995)

                         AVCO FINANCIAL SERVICES, INC.

                          MEDIUM-TERM NOTES, SERIES G
                                (FLOATING RATE)
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
Trade Date: March 26, 1997                Initial Interest Rate:  5.7334%
Original Issue Date: March 31, 1997       Base Rate:   / / CD Rate  / / Commercial Paper Rate
Principal Amount: $100,000,000                         / / Federal Funds Rate  / / Prime Rate
                                                       / / LIBOR-Reuters  /X/ LIBOR-Telerate
Issue Price: See below                                 / / Treasury Rate  / / Other (see attached)
Maturity Date: March 31, 1998             Interest Reset Period:
Form:  /X/ Book-Entry                                  / / Daily  / / Weekly  / / Monthly
       / / Certificated                                /X/ Quarterly  / / Semi-Annually
                                                       / / Annually
Interest Reset Dates:  June 30, September 30 and December 31, 1997
Interest Payment Period:  Quarterly
Interest Payment Dates:  June 30, September 30 and December 31, 1997 and March 31, 1998
Index Maturity:  3 Month
Spread (+/-):  -4 Basis Points
Spread Multiplier:  N/A
Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

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Redemption:

  /X/ The Notes cannot be redeemed prior to maturity
  / / The Notes may be redeemed prior to maturity

                             REDEMPTION             REDEMPTION
                              DATE(S)                PRICE(S)
                            -----------             ----------


Repayment:

  /X/ The Notes cannot be repaid prior to maturity
  / / The Notes can be repaid prior to maturity at the option of the holder of the Note

                            REPAYMENT              REPAYMENT
                             DATE(S)                PRICE(S)
                            ---------              ---------


Original Issue Discount Note:  / / Yes    /X/ No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:
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Agent:  / / Morgan Stanley & Co. Incorporated
            / / Merrill Lynch & Co.
                / / Salomon Brothers Inc
                    /X/ Other:  BT Securities Corporation and Deutsche Morgan
                                Grenfell.

Agent acting in the capacity as indicated below:

           / / Agent                     /X/ Principal

If as principal:

            /X/ The Notes are being offered at varying prices related to prevailing market prices at the time of resale, as determined by each Agent.

            / / The Notes are being offered at a fixed initial public offering
                price of   % of principal amount.
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Other Provisions: Pursuant to separate agreements, each of the above named
Agents has severally agreed to purchase $50,000,000 principal amount of the Notes at 99.9% of the principal amount. The purchase by each such Agent is not conditioned upon the purchase by any other Agent. In the ordinary course of their businesses, affiliates of each such Agent have engaged, and may in the future engage, in commercial banking transactions with the Company and its affiliates.